PERSONAL and CONFIDENTIAL

TO:
FROM:
DATE:
SUBJECT:    Conformis, Inc. 2018 Incentive Compensation Program
You have been selected to take part in the 2018 Incentive Compensation Program. We consider you to be an important member of the Conformis team, with the ability to contribute to the Company’s overall success. Your participation in the 2018 Incentive Compensation Program represents our confidence in you.
The amount of bonus you will receive depends on the 2018 actual performance of Conformis and your individual contribution. The payout is calculated based on your 2018 base salary effective as of December 31, 2018.
Upon Conformis achieving the Bonus Levels as described below, your bonus amount will be adjusted based on your individual performance and contribution toward achieving 2018 goals, including, but not limited to, the following objectives:

•	Bonus award of up to __% of base salary if Conformis achieves the Target Bonus Level as described below, prorated based on your start date

•	Target Bonus Level performance targets

◦	Achieve 100% of the 2018 product revenue target range of $_____ to $_____ million (60% of the bonus award)

o	Achieve 100% of the 2018 product gross margin target range of __% to __% (40% of the bonus award)

•	Apply sliding scale to performance targets

o	Threshold Bonus Level payouts are 0% of target to maximum of 160% of target

o	Threshold Bonus Level and Maximum Bonus Level for each component

▪	Product revenue threshold 95% of target / maximum 110% of target

▪	Product gross margin threshold 95% of target / maximum 110% of target

o	If product revenue Target not achieved - gross margin payout shall not exceed Target

o	If product gross margin Threshold not achieved - revenue payout shall not exceed Target

▪	The product gross margin payout shall be no more than the product revenue payout

1.	No incentive compensation will be paid unless Conformis achieves the Threshold Bonus Levels as listed above. Even if Threshold Bonus Level is achieved, the Compensation

PERSONAL and CONFIDENTIAL

Committee of the Board of Directors (BOD) may adjust the incentive compensation based on the individual’s performance.

2.	The 2018 incentive compensation will be paid by March 15, 2019, unless otherwise determined by the Compensation Committee of the BOD, (“Payout Date”).

3.
No incentive compensation will accrue to the benefit of any participant unless they remain employed by Conformis through the Payout Date, unless otherwise determined by the Compensation Committee of the BOD.

4.	Where necessary the Compensation Committee of the BOD may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

5.	This Incentive Compensation Program may be modified for any reason without notice to the participant in part or in its entirety by the Compensation Committee of the BOD.

6.	Continuance of this particular Incentive Compensation Program beyond December 31, 2018 is not guaranteed.

7.
This incentive compensation plan does not change the at-will employment status of participants. As an at-will employee, either Conformis or a participant may terminate participant’s employment at any time, for any reason or no reason, with or without cause or notice. If a participant’s employment is terminated prior to the Payout Date for any reason, the participant shall not be eligible to receive the incentive compensation set forth above.

We very much appreciate your commitment to Conformis.
Approved by:

ConforMIS, Inc.
Approved by the Compensation
Committee on ______________
Received by:

600 Technology Park Drive | Billerica, MA 01821 | P 781.345.9001